Exhibit 10.2

EXECUTION VERSION

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of July 1, 2010, is made and entered into by and among AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”), Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage”), Mr. Libin Sun as agent for the shareholders of Linkage (the “Linkage Shareholders,” and such agent, the “Shareholders’ Agent”), and The Bank of New York Mellon, a bank organized and existing under the laws of New York, as escrow agent (the “Escrow Agent”).

Capitalized terms not defined herein shall have the meanings ascribed to them in the Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to a Business Combination Agreement dated as of December 4, 2009 (the “Combination Agreement”) by and among AsiaInfo, Linkage, the Key Linkage Shareholders, and the Shareholders’ Agent, in the form of Annex I attached hereto, AsiaInfo is acquiring Linkage’s wholly-owned Subsidiary, Linkage Technologies Investment Limited (BVI), a company organized under the laws of the British Virgin Islands (the “Company”) from Linkage; and

WHEREAS, the Combination Agreement requires as a condition to Closing that AsiaInfo, Linkage, the Shareholders’ Agent and the Escrow Agent enter into this Agreement and that AsiaInfo deposit a portion of the Consideration with the Escrow Agent in order to provide a fund for indemnity payments that Linkage and the Key Linkage Shareholders (collectively, the “Indemnifying Parties”) become obligated to make to AsiaInfo or its officers, directors, employees, agents or Affiliates (excluding any Person who is a shareholder or former shareholder of Linkage) (collectively, the “Indemnified Parties”) as and to the extent provided in Article 8 of the Combination Agreement.

NOW, THEREFORE, AsiaInfo, Linkage, the Shareholders’ Agent and the Escrow Agent hereby agree as follows:

1. Appointment of the Escrow Agent; Deposit of Escrow Amount.

(a) Appointment of Escrow Agent. Linkage, AsiaInfo and the Shareholders’ Agent hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement.

(b) Escrow Cash. On the date of the closing of the transactions contemplated by the Combination Agreement (the “Closing Date”), AsiaInfo shall deliver to the Escrow Agent as provided in Section 1.2(b) of the Combination Agreement US$6 million (the “Escrow Cash”).

(c) Escrow Shares. On the Closing Date AsiaInfo shall deliver to the Escrow Agent as provided in Section 1.2(b) of the Combination Agreement 2,683,273 shares of common stock, par value US$0.01 per share, of AsiaInfo (the “AsiaInfo Common Stock”). The 2,683,273 shares of AsiaInfo Common Stock delivered pursuant to the foregoing sentence, as increased by any Distribution (as defined below) in connection with, in exchange for or in substitution of such number of shares of AsiaInfo Common Stock, are hereinafter referred to as the “Escrow Shares,” and together with the Escrow Cash, as the “Escrow Amount.”

(i) All Escrow Shares delivered to the Escrow Agent shall be issued or delivered in the name of the Shareholders’ Agent, for and on behalf of the Linkage Shareholders. Simultaneously with the delivery by AsiaInfo (or a Subsidiary of AsiaInfo) to the Escrow Agent of the certificates representing the Escrow Shares, the Shareholders’ Agent for and on behalf of the Linkage Shareholders shall execute and deliver to the Escrow Agent not less than five blank stock transfer powers substantially in the form of Exhibit A hereto (the “Stock Powers”) for each certificate, which Stock Powers shall be used by the Escrow Agent pursuant to Sections 4 and/or 5 hereof.

(ii) Any and all dividends, distributions, or issuance of cash, property, or shares of capital stock or other securities by AsiaInfo (including shares issued upon a stock split, stock dividend, recapitalization or similar event) (each, a “Distribution”) in respect of Escrow Shares that have not been released from the Escrow Fund (as defined below) shall be delivered by AsiaInfo to the Escrow Agent and added to the Escrow Fund, becoming a part thereof upon such delivery. Any and all Distributions in respect of Escrow Shares that have been released from the Escrow Fund shall not be added to the Escrow Fund and shall be paid or distributed by AsiaInfo directly to the Shareholders’ Agent, for and on behalf of the Linkage Shareholders. For purposes of tax and any other assessments which may be imposed upon such Distributions, such Distributions shall be treated as taxable income to the Shareholders’ Agent, for and on behalf of the Linkage Shareholders, who shall be solely responsible for any tax or other assessments thereon. After the Closing Date, the Shareholders’ Agent, for and on behalf of the Linkage Shareholders, shall be entitled to exercise all voting power pertaining to the Escrow Shares in all matters and for any purpose not inconsistent with, or in violation of, the provisions of this Agreement or the Combination Agreement.

(iii) If, after the date of this Agreement, the Escrow Shares shall have been changed into a different number of shares or a different type or class of securities, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, merger or exchange of shares, such different number of shares or type or class of securities shall be delivered by AsiaInfo or the Shareholders’ Agent, as the case may be, to the Escrow Agent, subject to the provisions of this Agreement to the same extent as the Escrow Shares, and the provisions of this Agreement shall be correspondingly adjusted to the extent appropriate to reflect equitably such stock dividend, subdivision, reclassification, recapitalization, split, combination, merger or exchange of shares.

2. The Escrow Fund. The Escrow Amount and all earnings and Distributions thereon (the Escrow Amount and all such earnings being referred to herein together as the “Escrow Fund”) shall be held by the Escrow Agent as a trust fund in a separate account maintained for the purpose, on the terms and subject to the conditions of this Agreement (the “Escrow Account”). The Escrow Fund shall not be subject to lien or attachment by any creditor of any party hereto (except as otherwise provided in this Agreement) and shall be used solely for the purpose set forth in this Agreement. Subject to Section 6(h) hereof, amounts held in the Escrow Fund shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of AsiaInfo, Linkage or the Shareholders’ Agent owing to the Escrow Agent in any capacity.

3. Investment of the Escrow Fund; Taxes.

(a) The Escrow Agent shall invest and reinvest the Escrow Cash and all other cash funds held from time to time as part of the Escrow Fund, in its discretion, in any of the following kinds of investments, or in any combination thereof: certificates of deposit or other interest bearing obligations of any bank or trust company authorized to engage in the banking business whose long term obligations are rated, on the date of purchase, AAA or AA or A-1 by Standard and Poor’s Corporation or Aaa or Aa or P-1 by Moody’s Investors Service, Inc. Notwithstanding the foregoing, on and after the date that is seventeen (17) months from the date hereof and prior to the Termination Date (as defined below), the Escrow Agent shall invest all or any part of the cash held in the Escrow Fund in a demand deposit account maintained by the Escrow Agent so that all amounts that remain in the Escrow Fund will be available in immediately available funds for payment over to the Shareholders’ Agent, for and on behalf of the Linkage Shareholders, on the Termination Date.

(b) All taxes in respect of earnings on the Escrow Fund shall be the sole obligation of and shall be paid when due by the Shareholders’ Agent, for and on behalf of the Linkage Shareholders, who shall indemnify and hold AsiaInfo and the Escrow Agent harmless from and against all such taxes. AsiaInfo and the Escrow Agent shall not be liable in any circumstances for any such taxes.

4. Claims Against the Escrow Fund.

(a) Concurrently with the delivery of a Claim Notice or an Indemnity Notice to the Shareholders’ Agent, on behalf of the Indemnifying Party, AsiaInfo will deliver to the Escrow Agent a certificate in substantially the form of Annex II attached hereto (a “Certificate of Instruction”). No Certificate of Instruction may be delivered by AsiaInfo after the close of business on the Business Day (as defined below) immediately preceding the Termination Date. The Escrow Agent shall give written notice to the Shareholders’ Agent of its receipt of a Certificate of Instruction not later than the second Business Day next following receipt thereof, together with a copy of such Certificate of Instruction. “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in Hong Kong, in the city of Beijing in the PRC, or in the State of New York are authorized or required by law or other governmental action to close.

(b) If the Escrow Agent (i) at any time receives notification from the Shareholders’ Agent that the Shareholders’ Agent does not dispute the Owed Amount as set forth in a Certificate of Instruction (the “Notice of Agreement”), (ii) has not, within thirty (30) calendar days following its receipt of a Certificate of Instruction (the “Objection Period”), received from the Shareholders’ Agent a certificate in substantially the form of Annex III attached hereto (an “Objection Certificate”) disputing the Indemnifying Parties’ obligation to pay the amount of the Indemnified Loss (the “Owed Amount”) referred to in such Certificate of Instruction, or (iii) has received such an Objection Certificate within the Objection Period and thereafter has received either (A) a certificate from AsiaInfo and the Shareholders’ Agent within sixty (60) calendar days following its receipt of a Certificate of Instruction substantially in the form of Annex IV attached hereto (a “Resolution Certificate”) stating that AsiaInfo and the Shareholders’ Agent have agreed that the Owed Amount referred to in such Certificate of Instruction (or a specified portion thereof) is payable to one or more of the Indemnified Parties or (B) a copy of a final order of a Board of Arbitration (accompanied by a certificate of AsiaInfo substantially in the form of Annex V attached hereto (an “Arbitration Certificate”)) stating that the Owed Amount referred to in such Certificate of Instruction (or a specified portion thereof) is payable to one or more of the Indemnified Parties by the Indemnifying Parties, then the Escrow Agent shall, on the second Business Day next following the earlier of (x) the Escrow Agent’s receipt of a Notice of Agreement, (y) the expiration of the Objection Period or (z) the Escrow Agent’s receipt of a Resolution Certificate or an Arbitration Certificate, as the case may be, pay over to, in the case of Escrow Cash, AsiaInfo and, in the case of Escrow Shares, the Transfer Agent, pursuant to Section 5(b) below), from the Escrow Fund the amount of Escrow Cash and/or Escrow Shares set forth in said Certificate of Instruction or, if such Resolution Certificate or Arbitration Certificate specifies that a lesser amount than such Owed Amount is payable, such lesser amount. Such payment to AsiaInfo from the Escrow Fund will first be paid from the Escrow Cash and thereafter from the Escrow Shares.

(c) The Escrow Agent shall give written notice to AsiaInfo of its receipt of an Objection Certificate not later than the second Business Day next following receipt thereof, together with a copy of such Objection Certificate. The Escrow Agent shall give written notice to the Shareholders’ Agent of its receipt of an Arbitration Certificate not later than the second Business Day next following receipt thereof, together with a copy of such Arbitration Certificate.

(d) Upon the payment by the Escrow Agent of the Owed Amount referred to in a Certificate of Instruction, such Certificate of Instruction shall be deemed cancelled. Upon the receipt by the Escrow Agent of a Resolution Certificate or an Arbitration Certificate and the payment by the Escrow Agent of the Owed Amount referred to therein, the related Certificate of Instruction shall be deemed cancelled.

(e) Upon AsiaInfo’s determination that it has no claim or has released its claim with respect to an Owed Amount referred to in a Certificate of Instruction (or a specified portion thereof), AsiaInfo will promptly deliver to the Escrow Agent a certificate substantially in the form of Annex VI attached hereto (an “AsiaInfo Cancellation Certificate”) canceling such Certificate of Instruction (or such specified portion thereof, as the case may be), and such Certificate of Instruction (or portion thereof) shall thereupon be deemed cancelled. The Escrow Agent shall give written notice to the Shareholders’ Agent of its receipt of an AsiaInfo Cancellation Certificate not later than the second Business Day next following receipt thereof, together with a copy of such AsiaInfo Cancellation Certificate.

(f) Within sixty (60) days of receipt of a final order of a Board of Arbitration stating that none of the Owed Amount referred to in a Certificate of Instruction as to which the Shareholders’ Agent delivered an Objection Certificate within the Objection Period is payable to any Indemnified Party by the Indemnifying Parties, the Shareholders’ Agent may deliver a copy of such order (accompanied by a certificate of the Shareholders’ Agent substantially in the form of Annex VII attached hereto (a “Shareholders’ Agent Cancellation Certificate”)) cancelling such Certificate of Instruction, and such Certificate of Instruction shall thereupon be deemed cancelled. The Escrow Agent shall give written notice to AsiaInfo of its receipt of a Shareholders’ Agent Cancellation Certificate not later than the second Business Day next following receipt thereof, together with a copy of such Shareholders’ Agent Cancellation Certificate.

(g) In the event that any amount is to be withdrawn from the Escrow Fund to satisfy a post-closing purchase price adjustment provided for in accordance with the requirements of Section 1.9 of the Combination Agreement, AsiaInfo will deliver to the Escrow Agent, with a copy to the Shareholders’ Agent, a certificate in substantially the form of Annex VIII attached hereto (a “Post-Closing Adjustment Instruction”). The Escrow Agent shall, on the second Business Day next following the Escrow Agent’s receipt of a Post-Closing Adjustment Instruction, pay over to AsiaInfo from the Escrow Fund, the amount of Escrow Cash and/or Escrow Shares set forth in said Post-Closing Adjustment Instruction. Such payment to AsiaInfo from the Escrow Fund will first be paid from the Escrow Cash and thereafter from the Escrow Shares. For the sake of clarity, no payment pursuant to a Post-Closing Adjustment Instruction shall be subject to any of the objection or arbitration procedures contemplated in Section 4(b) hereof for Claim Notices and related Certificates of Instruction.

(h) For the sake of clarity, in the event the Owed Amount payable hereunder to the Indemnified Parties exceeds the amount in the Escrow Fund, the Escrow Agent shall pay to the Indemnified Parties the amount in the Escrow Fund. The Escrow Agent shall have no liability for or obligation to pay any further amount, and the Indemnified Parties shall not be deemed to have released any claim against any Indemnifying Party with respect to any unpaid further amount.

5. Release of Escrow Fund.

(a) Termination Date.

(i) On January 1, 2012 (the “Termination Date”), the Escrow Agent shall (A) pay over to the Shareholders’ Agent from the Escrow Fund all cash amounts that remain in the Escrow Fund, by wire transfer of immediately available funds to the bank account of the Shareholders’ Agent, set forth in joint written instructions issued by AsiaInfo and the Shareholders’ Agent to the Escrow Agent in substantially the form of Annex IX attached hereto (an “Intermediate Account”), for distribution by the Shareholders’ Agent to the Linkage Shareholders in the proportions set forth as percentages opposite such Linkage Shareholders’ names under the Escrow Distribution Schedule, a copy of which is attached hereto, and (B) deliver to the transfer agent of AsiaInfo (the “Transfer Agent”) all Escrow Shares that remain in the Escrow Fund for transfer to the Linkage Shareholders in the proportions set forth as percentages opposite such Linkage Shareholders’ names under the Escrow Distribution Schedule, in each case less the sum of any amounts designated in Certificates of Instruction received by the Escrow Agent prior to the Termination Date that have not been cancelled in accordance with paragraph (d), (e) or (f) of Section 4. The Escrow Distribution Schedule may be modified upon joint written instructions issued by AsiaInfo and the Shareholders’ Agent, and “Escrow Distribution Schedule” as used in this Agreement shall be deemed to include any such modifications. As promptly as practicable following the Termination Date, and in any event not more than thirty (30) calendar days thereafter, the Shareholders’ Agent and the Transfer Agent shall each provide the Escrow Agent and AsiaInfo with written evidence reasonably satisfactory to each of them that, in the case of the Shareholders’ Agent, all cash amounts paid to the Shareholders’ Agent by the Escrow Agent and, in the case of the Transfer Agent, all Escrow Shares transferred to the Transfer Agent by the Escrow Agent pursuant to this Section 5(a)(i) have been distributed to the Linkage Shareholders in accordance with the Escrow Distribution Schedule. AsiaInfo, Linkage and the Shareholders’ Agent further acknowledge and agree that (x) the Shareholders’ Agent shall be solely responsible for distributing to the Linkage Shareholders all cash amounts paid to the Shareholders’ Agent by the Escrow Agent pursuant to this Section 5(a)(i), (y) the Transfer Agent shall be solely responsible for distributing to the Linkage Shareholders all Escrow Shares transferred to the Transfer Agent by the Escrow Agent pursuant to this Section 5(a)(i) and (z) the Escrow Agent shall not be responsible for making, or liable in respect of, any distributions of cash or Escrow Shares to the Linkage Shareholders pursuant to this Section 5(a)(i).

(ii) If at any time after the Termination Date the entire balance remaining in the Escrow Fund exceeds the sum at that time of the amounts designated in Certificates of Instruction received by the Escrow Agent prior to the Termination Date that have not been cancelled in accordance with paragraph (d), (e) or (f) of Section 4 (each such date, an “Excess Date”), the Escrow Agent shall promptly (A) pay over to the Shareholders’ Agent from the Escrow Fund, by wire transfer of immediately available funds to the Intermediate Account, for distribution by the Shareholders’ Agent to the Linkage Shareholders in the proportions set forth as percentages opposite such Linkage Shareholders’ names under the Escrow Distribution Schedule, the excess of any such cash amounts, and (B) deliver to the Transfer Agent any such excess Escrow Shares that remain in the Escrow Fund for transfer to the Linkage Shareholders in the proportions set forth as percentages opposite such Linkage Shareholders’ names under the Escrow Distribution Schedule. As promptly as practicable following an Excess Date, and in any event not more than thirty (30) calendar days thereafter, the Shareholders’ Agent and the Transfer Agent shall each provide the Escrow Agent and AsiaInfo with written evidence reasonably satisfactory to each of them that, in the case of the Shareholders’ Agent, all cash amounts paid to the Shareholders’ Agent by the Escrow Agent and, in the case of the Transfer Agent, all Escrow Shares transferred to the Transfer Agent by the Escrow Agent pursuant to this Section 5(a)(ii) have been distributed to the Linkage Shareholders in accordance with the Escrow Distribution Schedule. AsiaInfo, Linkage and the Shareholders’ Agent further acknowledge and agree that (x) the Shareholders’ Agent shall be solely responsible for distributing to the Linkage Shareholders all cash amounts paid to the Shareholders’ Agent by the Escrow Agent pursuant to this Section 5(a)(ii), (y) the Transfer Agent shall be solely responsible for distributing to the Linkage Shareholders all Escrow Shares transferred to the Transfer Agent by the Escrow Agent pursuant to this Section 5(a)(ii) and (z) the Escrow Agent shall not be responsible for making, or liable in respect of, any distributions of cash or Escrow Shares to the Linkage Shareholders pursuant to this Section 5(a)(ii).

(iii) At such time on or following the Termination Date as all Certificates of Instruction received by the Escrow Agent prior to the Termination Date have been cancelled in accordance with paragraph (d), (e) or (f) of Section 4, the Escrow Agent shall promptly (A) pay over to the Shareholders’ Agent, by wire transfer of immediately available funds to the Intermediate Account, for distribution by the Shareholders’ Agent to the Linkage Shareholders in the proportions set forth as percentages opposite such Linkage Shareholders’ names under the Escrow Distribution Schedule, the cash balance in the Escrow Fund, and (B) deliver to the Transfer Agent all remaining Escrow Shares for transfer to the Linkage Shareholders in the proportions set forth as percentages opposite such Linkage Shareholders’ names under the Escrow Distribution Schedule. As promptly as practicable following the date on which all Certificates of Instruction have been so cancelled, and in any event not more than thirty (30) calendar days thereafter, the Shareholders’ Agent and the Transfer Agent shall each provide the Escrow Agent and AsiaInfo with written evidence reasonably satisfactory to each of them that, in the case of the Shareholders’ Agent, all cash amounts paid to the Shareholders’ Agent by the Escrow Agent and, in the case of the Transfer Agent, all Escrow Shares transferred to the Transfer Agent by the Escrow Agent pursuant to this Section 5(a)(iii) have been distributed to the Linkage Shareholders in accordance with the Escrow Distribution Schedule. AsiaInfo, Linkage and the Shareholders’ Agent further acknowledge and agree that (x) the Shareholders’ Agent shall be solely responsible for distributing to the Linkage Shareholders all cash amounts paid to the Shareholders’ Agent by the Escrow Agent pursuant to this Section 5(a)(iii), (y) the Transfer Agent shall be solely responsible for distributing to the Linkage Shareholders all Escrow Shares transferred to the Transfer Agent by the Escrow Agent pursuant to this Section 5(a)(iii) and (z) the Escrow Agent shall not be responsible for making, or liable in respect of, any distributions of cash or Escrow Shares to the Linkage Shareholders pursuant to this Section 5(a)(iii).

(iv) In the event that any Escrow Shares are to be disbursed to the Linkage Shareholders in accordance with paragraph (i), (ii) or (iii) of this Section 5(a) (such Escrow Shares are hereinafter referred to as the “Escrow Shares to Linkage Shareholders”), the Escrow Agent shall, and AsiaInfo and the Shareholders’ Agent hereby agree that the Escrow Agent shall:

(A) Promptly deliver to the Transfer Agent, at the address specified pursuant to Section 10, a certificate or certificates representing, in the aggregate, the number of Escrow Shares to Linkage Shareholders, and written instructions to the Transfer Agent to promptly (x) cancel the certificates representing such number of Escrow Shares to Linkage Shareholders which are issued and delivered in the name of the Shareholders’ Agent, (y) issue and deliver to the Linkage Shareholders in the proportions set forth as percentages opposite such Linkage Shareholders’ names under the Escrow Distribution Schedule a certificate or certificates in the name of each Linkage Shareholder representing such number of Escrow Shares to Linkage Shareholders to be delivered to such Linkage Shareholder, and (z) to the extent less than all of the Escrow Shares evidenced by the certificate or certificates delivered by the Escrow Agent to the Transfer Agent are required to satisfy such disbursement of Escrow Shares to Linkage Shareholders, promptly issue a certificate or certificates evidencing the balance of any such Escrow Shares in the name of the Shareholders’ Agent, by and on behalf of the Linkage Shareholders (the “Replacement Certificates”); and

(B) Promptly return to the Shareholders’ Agent the applicable Stock Power(s) with respect to the Escrow Shares to Linkage Shareholders to be disbursed to the Linkage Shareholders under paragraph (A) above.

(b) Disbursement of Escrow Shares; Calculation of Escrow Share Amounts.

(i) In the event that any Escrow Shares are to be disbursed hereunder (other than any disbursement under Section 5(a)), the Escrow Agent shall promptly deliver to the Transfer Agent, at the address specified pursuant to Section 10, a certificate or certificates representing, in the aggregate, a sufficient number of Escrow Shares necessary to satisfy that portion of the Owed Amount to be paid in Escrow Shares, together with the applicable Stock Power(s), and written instructions to the Transfer Agent to (A) promptly issue to AsiaInfo a certificate in the name of AsiaInfo representing the number of Escrow Shares determined based on the amount set forth in the related Certificate of Instruction, Resolution Certificate or Arbitration Certificate, as the case may be, and, (B) deliver any Replacement Certificates to the Escrow Agent for further deposit with the Escrow Agent. The AsiaInfo Common Stock represented by the Replacement Certificates shall constitute Escrow Shares. The Escrow Agent shall give written notice to AsiaInfo and the Shareholders’ Agent of its receipt of such Replacement Certificate(s) not later than the second Business Day next following receipt thereof. The Shareholders’ Agent, by and on behalf of the Linkage Shareholders, shall execute and deliver to the Escrow Agent not less than five blank stock transfer powers substantially in the form of Exhibit A hereto with respect to each such Replacement Certificate(s) not later than the second Business Day following the receipt of such notice.

(ii) For purposes of calculating the number of Escrow Shares to be disbursed hereunder (other than any disbursement under Section 5(a)) or to be retained in the Escrow Fund, in the event that the sum of any amounts designated in Certificates of Instruction received by the Escrow Agent prior to the Termination Date have not been cancelled in accordance with paragraph (d), (e) or (f) of Section 4 on the Termination Date, each Escrow Share shall be valued at US$24.07, being the volume weighted average closing price per AsiaInfo Common Stock as reported on the NASDAQ Global Market for the thirty (30) trading days prior to execution date of the Combination Agreement.

(c) Treatment of Fractional Shares. In connection with any distribution of Escrow Shares to Linkage Shareholders hereunder, each Linkage Shareholder who would otherwise have been entitled to receive a fraction of an Escrow Share shall receive, in lieu thereof, additional Escrow Cash (without interest) in an amount equal to the product of (i) such fractional part of an Escrow Share multiplied by (ii) US$24.07, as calculated by the Transfer Agent, and the Escrow Cash to which such Linkage Shareholder would otherwise have been entitled to receive shall be reduced accordingly. If there is no Escrow Cash remaining in the Escrow Fund, or if there is insufficient cash to effectuate the foregoing, after consultation with AsiaInfo, the Shareholders’ Agent may present the Escrow Agent with a modified Escrow Distribution Schedule, which reallocates such fractions of Escrow Shares as equitably as possible amongst the Linkage Shareholders. The Escrow Agent shall not be liable or responsible for the calculation of such additional Escrow Cash by the Shareholders’ Agent.

6. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance herewith, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

(a) the Escrow Agent shall not be liable for any loss of interest sustained as a result of investments made hereunder in accordance with the terms hereof, including any liquidation of any investment of the Escrow Fund prior to its maturity effected in order to make a payment required by the terms of this Agreement;

(b) the Escrow Agent shall not be liable for any liability, loss, cost, damage or expense for any consequential, punitive or special damages, or economic or indirect loss of any kind whatsoever, in each case however caused or arising and whether or not foreseeable, even if advised of the possibility of such damage or loss;

(c) the Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered by the parties hereto or their authorized signatories, whose names, specimen signatures and contact details are set forth in Exhibit B attached hereto;

(d) the Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its intentional misconduct or gross negligence or breach of this Agreement;

(e) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

(f) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty, shall be to keep safely all property held in the Escrow Fund until it shall be directed otherwise in writing by each of the parties hereto or by a final, non-appealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within one hundred eighty (180) calendar days after requesting the same, it shall have the right to interplead AsiaInfo, Linkage, the Linkage Shareholders, or the Shareholders’ Agent in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;

(g) the Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care, nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the State of New York and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto;

(h) as security for the due and punctual performance of any and all of the obligations to the Escrow Agent under this Agreement of the other parties to this Agreement, now or arising in the future, such other parties, individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing first priority security interest in, and a lien on, the Escrow Fund. The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against such other parties and all third parties in accordance with the terms of this Agreement. In this regard, the Escrow Agent shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules and regulations as then in effect, including the right to withhold and sell such part of the Escrow Fund as is necessary to cover any amount due and owing to the Escrow Agent under this Agreement together with any and all costs and expenses reasonably incurred in connection with this Agreement. For purposes of this Section 6(h), the Shareholders’ Agent, for and on behalf of the Linkage Shareholders, hereby irrevocably appoints the Escrow Agent its attorney (with full power of substitution) on such party’s behalf and in such party’s name or otherwise to take the actions required to be taken by the Escrow Agent in respect of the enforcement of the security interest granted hereunder;

(i) the Escrow Agent shall under no circumstances be required to make any payment or transfer from the Escrow Fund where doing so would create a negative balance in the Escrow Account;

(j) the Escrow Agent shall not be subject to, or required to comply with, (i) any other agreement between or among any or all of AsiaInfo, Linkage, the Linkage Shareholders and the Shareholders’ Agent (the “Other Parties”) or to which any such party is a party, including the Combination Agreement, even though reference to such an agreement may be made herein, or (ii) any direction or instruction, other than those contained herein or delivered pursuant hereto;

(k) in no event shall the Escrow Agent be liable (whether by way of indemnity, damages or otherwise), and it shall be fully protected from all liability, loss, cost, damage or expense:

(i) for acting or omitting to act in accordance with or relying upon any order, instruction, notice, demand, certificate, affidavit, notice, opinion, instrument, document or other writing delivered to it hereunder without determining the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document;

(ii) for any failure by the Other Parties and the Transfer Agent to perform their obligations;

(iii) for any expense, loss or damage suffered by or occasioned to the Other Parties by the collection or deposit of invalid, fraudulent or forged property comprising the Escrow Fund which may be made in connection with this Agreement;

(iv) for the form, execution, validity, value or genuineness of the property comprising the Escrow Fund deposited hereunder, or for any description herein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security, or endorsement;

(v) for not performing any act or fulfilling any duty, obligation or responsibility under this Agreement by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of any wire or communication facility); or

(vi) for an amount in excess of the value of the Escrow Fund, valued as of the date of the deposit, provided that the Escrow Agent shall incur no liability whatsoever for its selection in accordance with the terms of this Agreement of any investment of the Escrow Fund, including, without limitation, any liability for the rate or timing of the returns thereof resulting from fluctuations in market conditions or otherwise, or for prices affected by the need to liquidate an investment prior to maturity;

(l) the Escrow Agent shall not be liable for any losses associated with the delivery of any certificates (including certificates representing the Escrow Shares), notices or communications after the Escrow Agent has dispatched such certificates, notices or communications in accordance with this Agreement;

(m) the authorized signatories of AsiaInfo, Linkage and the Shareholders’ Agent (“Authorized Signatories”) are the persons whose names, specimen signatures and contact details are set out in Exhibit B, as may be updated from time to time, which must be attached to this Agreement, failing which the Escrow Agent shall not have any obligation to carry out any instruction under this Agreement;

(n) AsiaInfo and the Shareholders’ Agent undertake to give the Escrow Agent three (3) Business Days’ written notice of any amendment to its respective Authorized Signatories or contact details. Until five (5) Business Days after such new document is received, the Escrow Agent shall be fully protected in acting upon the instructions of the previously notified Authorized Signatories; and

(o) all executed instructions to the Escrow Agent to credit the Escrow Fund must be received by the Escrow Agent by 10:00 a.m. Hong Kong time at least two (2) Business Days prior to the date on which the credit is to occur.

7. Cooperation. AsiaInfo, Linkage and the Shareholders’ Agent shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

8. Fees and Expenses; Indemnity. All fees and expenses of the Escrow Agent shall be deducted and paid from the cash portion of the Escrow Fund. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses then outstanding. AsiaInfo and the Shareholders’ Agent (on behalf of Linkage and the Linkage Shareholders), jointly and severally, shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Agreement, whether directly or indirectly, including the Escrow Agent’s reliance upon and compliance with written instructions, and including Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part; provided, however, that notwithstanding the foregoing, neither AsiaInfo nor the Shareholders’ Agent shall be liable to, reimburse, indemnify or hold harmless the Escrow Agent for Losses arising as a result of the Escrow Agent’s willful misconduct, gross negligence or fraud.

9. Resignation and Removal of the Escrow Agent.

(a) The Escrow Agent may resign as such thirty (30) calendar days following the giving of prior written notice thereof to Linkage, the Shareholders’ Agent and AsiaInfo. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by the Shareholders’ Agent and AsiaInfo and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow Fund to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Fund as such successor may reasonably request.

(b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent’s removal, as the case may be, because the Shareholders’ Agent and AsiaInfo are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement, provided that any such successor selected by the Escrow Agent shall be a United States branch office or agency of a foreign depository institution or trust company having capital and surplus of not less than US$100,000,000.

(c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 9 of its agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Escrow Fund, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in clause (d) of Section 6, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

10. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to AsiaInfo, to:

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Wei Li, Chief Financial Officer

Fax:    +86 10 8216 6028

Tel:   +86 10 8216 6699

with a copy (which shall not constitute notice) to:

DLA Piper Beijing Representative Office

20th Floor, South Tower, Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention:        Matthew D. Adler

 Steven Liu

Fax:      +86 10 6561 5158

Tel:    +86 10 6561 1788

If to Linkage, to:

Linkage Technologies International Holdings Limited

No. 16 Building, No. 12 Dinghuaimen

Nanjing 210013, PRC

Attention: Libin Sun

Fax:      +86 25 8375 3969

Tel:    +86 25 8375 3888

with a copy (which shall not constitute notice) to:

Latham & Watkins

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: David T. Zhang

Fax:    +852 2522 7006

Tel:    +852 2522 7886

If to the Shareholders’ Agent, to:

c/o Linkage Technologies International Holdings Limited

No. 16 Building, No. 12 Dinghuaimen

Nanjing 210013, PRC

Attention: Libin Sun

Fax:    +86 25 8375 3969

Tel:  +86 25 8375 3888

If to the Escrow Agent, to:

The Bank of New York Mellon

Level 12

3 Pacific Place

1 Queen’s Road East

Hong Kong

Facsimile: +852 2295 3283

Attention: Global Corporate Trust

If to the Transfer Agent, to:

BNY Mellon Shareowner Services

480 Washington Boulevard 29th Floor

Jersey City, NJ 07310

Facsimile: 201-680-4606

Attention: Kerri Shenkin, Assistant Vice President

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11. Amendments, etc. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of AsiaInfo and the Shareholders’ Agent and, with respect to any amendment that would adversely affect the Escrow Agent, the Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

13. Miscellaneous. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang
	Name:	Steve Zhang
	Title:	President & CEO

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
	Name:	Libin Sun
	Title:	Chief Executive Officer

SHAREHOLDERS’ AGENT

/s/ Libin Sun
LIBIN SUN

THE BANK OF NEW YORK MELLON

By:	/s/ Irene Ding
	Name:	Irene Ding
	Title:	Vice President

[SIGNATURE PAGE TO ESCROW AGREEMENT]